EXHIBIT 4.2

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of August 19, 2005 (the “Agreement”), among SMITHFIELD FOODS, INC., a corporation duly organized and validly existing under the laws of the State of Virginia (the “Borrower”); each of the Subsidiaries of the Borrower identified under the caption “GRANTORS” on the signature pages hereof and, together with any Person that becomes a “Grantor” pursuant to Section 6.11, (individually, a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors” and, together with the Borrower, the “Grantors”); and JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

The Borrower, the subsidiary guarantors from time to time party thereto, the banks and other financial institutions from time to time party thereto, Calyon New York Branch, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International”, New York Branch and Suntrust Bank, as co-documentation agents, Citicorp USA, Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent are parties to that certain Credit Agreement, dated as of August 19, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (including by means of the making of loans and the issuance of letters of credit) to be made by said lenders or the issuing lenders thereunder, as the case may be, to the Borrower in an aggregate principal or face amount not exceeding $1,000,000,000. In addition, (i) the Borrower may from time to time be obligated to various of said lenders (or their affiliates) in respect of one or more Hedging Agreements (other than Hedging Agreements in respect of prices of commodities) (as defined in the Credit Agreement) and (ii) the Borrower and the Lenders may, pursuant to the Credit Agreement, agree that certain other indebtedness of the Borrower shall be designated as “Pari Passu Debt” and shall be entitled to the benefits of this Agreement.

To induce said lenders to enter into the Credit Agreement and to extend credit thereunder and to extend credit under Hedging Agreements (other than Hedging Agreements in respect of prices of commodities), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor has agreed to grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as so defined). Accordingly, the parties hereto agree as follows:

Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein. In addition, as used herein:

“Accounts” shall have the meaning ascribed thereto in Section 3(b).

“Borrower Obligations” shall mean the collective reference to the unpaid principal of and interest on the Loans and LC Disbursements and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and LC Disbursements and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Hedging Agreement (other than Hedging Agreements in respect of prices for commodities), any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with any of the foregoing, in each case, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, (i) all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements and (ii) all obligations in respect of overdrafts and related liabilities owed to any Lender or its Affiliates in connection with treasury, depositary or cash management services or in connection with automated clearinghouse transfer of funds and all obligations in respect of purchase cards owed to any Lenders or its Affiliates; provided, that, such obligations described in this clause (ii) shall be secured hereunder only to the extent that, and for so long as, the other Borrower Obligations are so secured).

“Collateral” shall have the meaning ascribed thereto in Section 3.

“Collateral Account” shall have the meaning ascribed thereto in Section 4.01.

“Default” shall mean a “Default” under, and as defined in, the Credit Agreement.

“Documents” shall have the meaning ascribed thereto in Section 3(g).

“Event of Default” shall mean an “Event of Default” under, and as defined in, the Credit Agreement.

“Farm Products” shall have the meaning ascribed thereto in Section 3(e).

“Guarantor Obligations” shall mean, with respect to any Subsidiary Guarantor, all obligations and liabilities of such Subsidiary Guarantor which may arise under or in connection with any Loan Documents to which such Subsidiary Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, (i) all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Subsidiary Guarantor pursuant to the terms of any Loan Document and (ii) all obligations in respect of overdrafts and related liabilities owed to any Lender or its Affiliates in connection with treasury, depositary or cash management services or in connection with automated clearinghouse transfer of funds; provided, that, such obligations described in this clause (ii) shall be secured hereunder only to the extent that, and for so long as, the other Guarantor Obligations are so secured).

“Hedging Agreement” shall mean a “Hedging Agreement” under, and as defined in, the Credit Agreement.

“Hedging Obligations” shall mean all obligations of the Borrower owing to one or more of the Lenders (or any affiliate of a Lender) under Hedging Agreements (other than Hedging Agreements in respect of prices of commodities).

For purposes hereof, it is understood that any Hedging Obligations to a Person arising under an agreement entered into at the time such Person (or an affiliate thereof) is a “Lender” party to the Credit Agreement shall nevertheless continue to constitute Hedging Obligations for purposes hereof, notwithstanding that such Person (or its affiliate) may have assigned all of its Loans and other interests in the Credit Agreement and, at the time a claim is to be made in respect of such Hedging Obligations, such Person (or its affiliate) is no longer a “Lender” party to the Credit Agreement.

“Instruments” shall have the meaning ascribed thereto in Section 3(c).

“Inventory” shall have the meaning ascribed thereto in Section 3(d).

“Pari Passu Debt” shall have the meaning ascribed thereto in the Credit Agreement.

“Proceeds” of any Collateral shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code and, in any event, shall include all cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Grantors or any issuer of or obligor on any of the Collateral.

“Secured Obligations” shall mean, without duplication, the Borrower Obligations and the Guarantor Obligations.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent and the Lenders, any holder of Hedging Obligations and any holder of Pari Passu Debt.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

Section 2. Representations and Warranties. Each Grantor represents and warrants to the Secured Parties that:

(a) Title and Priority. Such Grantor is the sole beneficial owner of each item of Collateral, and no Lien exists upon such Collateral, except for Liens permitted under Section 6.02(a) of the Credit Agreement and except for the security interest in favor of the Secured Parties created pursuant hereto. The security interest created pursuant hereto (i) constitutes a valid and perfected security interest in the Collateral in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Secured Obligations, enforceable in accordance with the terms hereof and (ii) is prior to all other Liens on the Collateral, except for recorded and unrecorded Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law, including, without limitation, Liens created under the Federal Packers and Stockyards Act, as amended and the Federal Food Security Act, as amended.

(b) Names, Etc. The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of each Grantor as of the date hereof are correctly set forth in Annex 1.

(c) Changes in Circumstances. Such Grantor has not (i) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the Uniform Commercial Code), (ii) except as specified in Annex 1, heretofore changed its name, or (iii) except as specified in Annex 2, heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the Uniform Commercial Code) with respect to a currently effective security agreement previously entered into by any other Person.

(d) Fair Labor Standards Act. Any goods now or hereafter produced by such Grantor or any of its Subsidiaries included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

Section 3. Collateral. As collateral security for the prompt and complete payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of such Grantor’s Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in the following property, whether now owned by such Grantor or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as “Collateral”):

(a) all moneys due or to become due to the Borrower in respect of loans and advances from time to time made by it to the Subsidiary Guarantors or any of them and all collateral security provided hereunder for the payment of any such loans or advances;

(b) all accounts and general intangibles (each as defined in the Uniform Commercial Code) of such Grantor constituting any right to the payment of money in respect of any loans or advances or for Inventory, Farm Products or other goods sold or leased or for services rendered, all moneys due and to become due to such Grantor under any guarantee (including a letter of credit) of any such account or general intangible (such accounts, general intangibles and moneys due and to become due being herein called collectively “Accounts”);

(c) all instruments, chattel paper and letter-of-credit rights (each as defined in the Uniform Commercial Code) of such Grantor evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts, including (but not limited to) promissory notes, drafts, bills of exchange and trade acceptances (herein collectively called “Instruments”);

(d) all inventory (as defined in the Uniform Commercial Code) of such Grantor, in all of its forms, wherever located, now or hereafter existing (including, but not limited to, (i) all livestock purchased in the ordinary course of business and held for slaughter and resale, meat, meat products and raw materials and work in process therefor, finished goods thereof, and materials used or consumed in the manufacture or production thereof including packaging and processing supplies, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee), (iii) goods which are returned to or repossessed by such Grantor and all accessions thereto and products thereof and documents therefor, and (iv) all goods obtained by such Grantor in exchange for such inventory, and any products made or processed from such inventory including all substances, if any, commingled therewith or added thereto (any and all such inventory, accessions, products and documents herein collectively called “Inventory”);

(e) all farm products (as defined in the Uniform Commercial Code) of such Grantor, in all of their respective forms, wherever located, now or hereafter existing, including but not limited to (i) livestock, meat and products thereof and (ii) all agricultural supplies used or consumed in such Grantor’s operations, including without limitation, all feed, meal, ingredients, seeds, drugs, medications, vaccines, supplements and other chemicals used in feeding, maintaining, growing, preserving or producing any farm products, and (iii) all accessions to and products of and documents for any of the foregoing (any and all such farm products, accessions, products and documents herein collectively called “Farm Products”);

(f) each contract and other agreement of such Grantor relating to the sale or other disposition of Inventory or Farm Products;

(g) all documents of title (as defined in the Uniform Commercial Code) or other receipts of such Grantor covering, evidencing or representing Inventory or Farm Products (herein collectively called “Documents”);

(h) all rights, claims and benefits of such Grantor against any Person arising out of, relating to or in connection with Inventory or Farm Products of such Grantor, including, without limitation, any such rights, claims or benefits against any Person storing, raising, breeding or transporting such Inventory or Farm Products;

(i) the balance from time to time in the Collateral Account, including all cash, financial assets and investment property (as defined in the Uniform Commercial Code) from time to time standing to the credit thereof; and

(j) all proceeds, products, offspring (including unborn offspring), accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 3 (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by any Grantor in respect of any of the items listed above) and, to the extent related to any property described in said clauses or such proceeds, products and accessions, all books, correspondence, credit files, records, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Grantor or any computer bureau or service company from time to time acting for such Grantor.

Section 4. Cash Proceeds of Collateral.

4.01 Collateral Account. The Collateral Agent will cause to be established at JPMorgan Chase Bank, N.A. a cash collateral account (the “Collateral Account”), which

(i) to the extent of all Investment Property or Financial Assets (other than cash) shall be a “securities account” (as defined in Section 8-501 of the Uniform Commercial Code) in respect of which the Collateral Agent shall be the “entitlement holder” (as defined in Section 8-102(a)(7) of the Uniform Commercial Code) and

(ii) to the extent of any cash, shall be a deposit account (as defined in Section 9-102(29)) of the Uniform Commercial Code and

into which there shall be deposited from time to time the cash proceeds of any of the Collateral (including proceeds of insurance thereon) required to be delivered to the Collateral Agent pursuant hereto and into which the Grantors may from time to time deposit any additional amounts that any of them wishes to pledge to the Collateral Agent for the ratable benefit of the Secured Parties as additional collateral security hereunder. The balance from time to time in the Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided. Except as expressly provided in the next sentence, the Collateral Agent shall remit the collected balance standing to the credit of the Collateral Account to or upon the order of the respective Grantor as such Grantor through the Borrower shall from time to time instruct. However, at any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified in Article IX of the Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time standing to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Section 5.10. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein.

4.02 Proceeds of Accounts. Each Grantor shall, upon request of the Collateral Agent made at any time that an Event of Default exists, instruct all account debtors and other Persons obligated in respect of all Accounts to make all payments in respect of the Accounts either (a) directly to the Collateral Agent (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Collateral Agent) or (b) to one or more other banks in the United States of America (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Collateral Agent) under arrangements, in form and substance satisfactory to the Collateral Agent pursuant to which such Grantor shall have irrevocably instructed such other bank (and such other bank shall have agreed) to remit all proceeds of such payments directly to the Collateral Agent for deposit into the Collateral Account. All payments made to the Collateral Agent, as provided in the preceding sentence, shall be immediately deposited in the Collateral Account. In addition to the foregoing, each Grantor agrees that if the Proceeds of any Collateral hereunder (including the payments made in respect of Accounts) shall be received by it at any time after the Collateral Agent makes such request, such Grantor shall as promptly as possible deposit such Proceeds into the Collateral Account. Until so deposited, all such Proceeds shall be held in trust by such Grantor for and as the property of the Collateral Agent and shall not be commingled with any other funds or property of such Grantor.

4.03 Investment of Balance in Collateral Account. Amounts on deposit in the Collateral Account shall be invested from time to time in such Permitted Investments as the respective Grantor through the Borrower (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine, which Permitted Investments shall be held in the name and be under the control of the Collateral Agent, provided, that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 5.09.

4.04 Cover for Letter of Credit Liabilities. Amounts deposited into the Collateral Account as cover for LC Exposure under the Credit Agreement pursuant to Section 2.05(j), 2.10(b) or Article VII thereof shall be held by the Collateral Agent in a separate sub-account (designated “LC Exposure Sub-Account”) and subject to Section 2.05(j) of the Credit Agreement, all amounts held in such sub-account shall constitute collateral security first for the LC Exposure outstanding from time to time and second as collateral security for the other Secured Obligations hereunder.

Section 5. Further Assurances; Remedies. In furtherance of the grant of the pledge and security interest pursuant to Section 3, the Grantors hereby jointly and severally agree with each Secured Party and the Collateral Agent as follows:

5.01 Delivery and Other Perfection. Each Grantor shall:

(a) maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 2(a) and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b) deliver and pledge to the Collateral Agent any and all Instruments and Documents, duly endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may request; provided, that so long as no Event of Default shall have occurred and be continuing, such Grantor may retain for presentation in the ordinary course any Instruments or Documents received by such Grantor in the ordinary course of business and the Collateral Agent shall, promptly upon request of such Grantor through the Borrower, make appropriate arrangements for making any Instrument or Document pledged by such Grantor available to such Grantor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Collateral Agent, against trust receipt or like document);

(c) give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the judgment of the Collateral Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest; provided, that notices to account debtors in respect of any Accounts or Instruments shall be subject to the provisions of clause (e) below;

(d) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement;

(e) permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at such Grantor’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Grantor with respect to the Collateral, all in such manner as the Collateral Agent may require; and

(f) upon the occurrence and during the continuance of any Event of Default, upon request of the Collateral Agent, promptly notify (and such Grantor hereby authorizes the Collateral Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Collateral Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Collateral Agent.

5.02 Other Financing Statements. No Grantor shall file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Collateral Agent is not named as the sole secured party for the ratable benefit of the Secured Parties.

5.03 Preservation of Rights. The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

5.04 Changes in Name, etc. Such Grantor will not, except upon 30 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional executed financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, (a) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Annex 1 or (b) change its name.

5.05 Notices. Such Grantor will advise the Collateral Agent and the other Secured Parties promptly, in reasonable detail, of any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder.

5.06 Events of Default, Etc. During the period during which an Event of Default shall have occurred and be continuing:

(a) each Grantor shall, at the request of the Collateral Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Collateral Agent and such Grantor, designated in its request;

(b) the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(c) the Collateral Agent shall have, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or related to the Secured Obligations, all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and each Grantor agrees to take all such action as may be appropriate to give effect to such right);

(d) the Collateral Agent in its discretion may, in its name or in the name of the Grantors or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

(e) the Collateral Agent may, upon ten business days’ prior written notice to the Grantors of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent, any Secured Party or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute), and the Collateral Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Grantors, any such demand, notice and right or equity being hereby expressly waived and released. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The proceeds of each collection, sale or other disposition under this Section 5.06 shall be applied in accordance with Section 5.09.

5.07 Deficiency. If the Proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.06 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations owing by it, each Grantor shall remain liable for any deficiency.

5.08 Private Sale. The Collateral Agent and the other Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.06 conducted in a commercially reasonable manner. Each Grantor hereby waives any claims against the Collateral Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

5.09 Application of Proceeds. Except as otherwise herein expressly provided and except as provided below in this Section 5.09, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under Section 4 or this Section 5, shall be applied by the Collateral Agent:

First, to the payment of the costs and expenses of such collection, sale or other realization, including out-of-pocket costs and expenses of the Collateral Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Collateral Agent in connection therewith;

Second, to the payment of the costs and expenses of such collection, sale or other realization, including out-of-pocket costs and expenses of the Administrative Agent and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the them in connection therewith;

Third, to the Administrative Agent, for application by it towards the payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations pro rata among the Secured Parties according to the amounts of the Secured Obligations then due and owing and remaining unpaid to the Secured Parties.

Fourth, to the Administrative Agent, for application by it towards the payment in full of all of the Secured Obligations pro rata among the Secured Parties in accordance with the respective amounts of the Secured Obligations then held by the Secured Parties; and

Fifth, to the payment to the respective Grantor, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Notwithstanding the foregoing, the Proceeds of any cash or other amounts held in the “LC Exposure Sub-Account” of the Collateral Account pursuant to Section 4.04 shall be applied first to the obligations owing in respect of such LC Exposure outstanding from time to time and second to the other Secured Obligations in the manner provided above in this Section 5.09.

5.10 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing,

upon the occurrence and during the continuance of any Event of Default the Collateral Agent is hereby appointed the attorney-in-fact of each Grantor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under Section 4.02 and this Section 5.10 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Grantor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

5.11 Perfection. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to describe the Collateral in the manner specified in Section 3 in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

5.12 Termination. Upon the earlier to occur of the Security Termination Date or the date when all Secured Obligations shall have been paid in full, the commitments of the Lenders to extend further credit under the Credit Agreement have terminated, the letters of credit issued under the Credit Agreement have expired or been canceled and all Hedging Agreements (other than Hedging Agreement in respect of commodities prices) between the Borrower and the Lenders (or any affiliates thereof) have terminated, then (regardless of whether any Pari Passu Debt shall have been paid in full), this Agreement shall terminate, and the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Grantor. The Collateral Agent shall also execute and deliver to the respective Grantor upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the respective Grantor to effect the termination and release of the Liens on the Collateral, and at the sole cost and expense of the Grantor.

5.13 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The

Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

5.14 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement, this Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the other Secured Partes with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

5.15 Prompt Payment to Livestock Sellers. Each Grantor who purchases livestock, for whatever purpose, shall promptly deliver to the seller of such livestock or his duly authorized representative the full amount of the purchase price and such obligations shall not remain outstanding for more than three Business Days unless such amount is in dispute. Such Grantors shall also file and maintain a bond with the United States Department of Agriculture for the benefit of unpaid sellers in an amount required by the Federal Packers and Stockyards Act, as amended, and the regulations promulgated thereunder.

5.16 Further Assurances. Each Grantor agrees that, from time to time upon the written request of the Collateral Agent, such Grantor will execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order fully to effect the purposes of this Agreement.

Section 6. Miscellaneous.

6.01 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 6.04), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or remedy hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

6.02 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Grantor, other than the Borrower shall be addressed to such Grantor at its notice address set forth on Annex 1 and such notice, request or demand to or upon the Collateral Agent shall be addressed to the Collateral Agent at Loan and Agency Services Group, 1 Chase Manhattan Plaza, 8th floor, New York, New York 10005, Attention of Deirdre Wall (Telecopy No. (212) 552-7391), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Gary L. Spevack (Telecopy No. (212) 270-0998).

6.03 Expenses. The Grantors jointly and severally agree to reimburse each of the Secured Parties for all reasonable costs and expenses of the Secured Parties (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (i) any Event of Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (w) performance by the Collateral Agent of any obligations of the Grantors in respect of the Collateral that the Grantors have failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 6.03, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

6.04 Amendments, Etc. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.02 of the Credit Agreement.

6.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto and each holder of any of the Secured Obligations (provided, however, that no Grantor shall assign or transfer its rights hereunder without the prior written consent of the Collateral Agent).

6.06 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

6.07 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

6.08 Governing Law. This Agreement shall be construed in accordance with, and governed by, the law of the State of New York.

6.09 Agents and Attorneys-in-Fact. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

6.10 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Lenders in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

6.11 Additional Grantors. As contemplated by Section 5.10 of the Credit Agreement, the Borrower may at any time and from time to time designate any of its Subsidiaries to become a Subsidiary Grantor hereunder by executing and delivering to the Collateral Agent a supplement hereto in the form of Exhibit A. Accordingly, upon the execution and delivery of any supplement by any such Subsidiary, such Subsidiary shall automatically and immediately, and without any further action no the part of any Person, become a Subsidiary Grantor under and for all purposes of this Agreement, and Annexes 1 and 2 hereto shall be deemed to be supplement accordingly.

6.12 Pari Passu Debt. By its acceptance of collateral security hereunder, each holder of Pari Passu Debt shall be deemed to have appointed the Collateral Agent as its agent hereunder upon the same terms and conditions as the Administrative Agent has been appointed pursuant to Article IX of the Credit Agreement (and the provisions of said Article IX are hereby incorporated herein, mutatus mutandis, as if set forth herein in full). It is understood and agreed that no holder of Pari Passu Debt shall have any right to consent to a termination of this Agreement in the event that the Administrative Agent, or the requisite Lenders under the Credit Agreement, shall authorize such termination.

6.13 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

6.14 Submission to Jurisdiction; Waivers.

(a) Each Grantor hereby irrevocably and unconditionally submits for itself and its property to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Grantor hereby irrevocably and unconditionally agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

(b) Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 6.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for in Section 6.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

6.15 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.15.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

SMITHFIELD FOODS, INC.

By:	/s/ Daniel G. Stevens
Name:	Daniel G. Stevens
Title:	Vice President and Chief Financial Officer

GRANTORS

CODDLE ROASTED MEATS, INC.	BROWN’S OF CAROLINA LLC
GWALTNEY OF SMITHFIELD, LTD.	CARROLL’S FOODS LLC
HANCOCK’S OLD FASHIONED COUNTRY HAM, INC.	CARROLL’S FOODS OF VIRGINIA LLC
IOWA QUALITY MEATS, LTD.	CENTRAL PLAINS FARMS LLC
JOHN MORRELL & CO.	CIRCLE FOUR LLC
LYKES MEAT GROUP, INC.	MURPHY FARMS LLC
MOYER PACKING COMPANY	QUARTER M FARMS LLC,
PACKERLAND-PLAINWELL, INC.	MURPHY-BROWN HOLDINGS LLC
NORTH SIDE FOODS CORP.	each a Delaware limited liability company
PACKERLAND PACKING COMPANY, INC.
PATRICK CUDAHY INCORPORATED	By:	MURPHY-BROWN LLC,
PREMIUM PORK, INC.		a Delaware limited liability company,
QUIK-TO-FIX FOODS, INC.		as a sole member of each
STADLER’S COUNTRY HAMS, INC.
SUN LAND BEEF COMPANY
SUNNYLAND, INC.		By:	JOHN MORRELL & CO.,
THE SMITHFIELD COMPANIES, INC.			a Delaware corporation,
THE SMITHFIELD PACKING COMPANY, INCORPORATED			as its sole member
STEFANO FOODS, INC.
THE SMITHFIELD HAM AND PRODUCTS COMPANY, INCORPORATED		By:	/s/ Daniel G. Stevens
DAKOTA ACQUISITION COMPANY		Name:	Daniel G. Stevens
JOHN MORRELL OF JAPAN, INC.		Title:	Vice President
MURPHY FARMS OF TEXHOMA, INC.
SHOWCASE FOODS, INC.
SMITHFIELD GLOBAL PRODUCTS, INC.
CATTLE PRODUCTION SYSTEMS, INC.
FARMLAND FOODS, INC.

By:	/s/ Daniel G. Stevens
Name:	Daniel G. Stevens
Title:	Vice President

MURPHY-BROWN LLC, a Delaware limited liability company

By:	JOHN MORRELL & CO.,
a Delaware corporation,
as its sole member

By:	/s/ Daniel G. Stevens
Name:	Daniel G. Stevens
Title:	Vice President

Assignment and Acceptance

JPMORGAN CHASE BANK, N.A.
as Collateral Agent

By:	/s/ Teri Streusand
Name:	Teri Streusand
Title:	Vice President

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:	/s/ Teri Streusand
Name:	Teri Streusand
Title:	Vice President